Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Brookfield Asset Management Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Limited Voting Shares	457(h)	37,500,000 (1)	$31.69(2)	$1,188,375,000(2)	.0001102	$130,959

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts							$130,959

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$130,959
(1)

This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, be deemed to cover such additional shares of Class A Limited Voting Shares (the “Class A Shares”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the average of the high and low sales prices of the Class A Shares as reported on the New York Stock Exchange on December 12, 2022.